EXHIBIT 10.1

PURCHASE AGREEMENT

NO. 1201000

MADE AND ENTERED INTO BY AND BETWEEN

NOKIA NETWORKS OY

AND

ENDWAVE CORPORATION

ON 7/11/2000

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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TABLE OF CONTENTS

Preamble
Clause 1	Definitions
Clause 2	Object Of The Agreement
Clause 3	Parts
Clause 4	Purchase Estimates
Clause 5	Orders
Clause 6	Prices
Clause 7	Terms Of Payment
Clause 8	Terms Of Delivery And Passing Of Title
Clause 9	Packing
Clause 10	Delivery Times
Clause 11	Re-Scheduling And Cancellation
Clause 12	Inspections
Clause 13	Quality Requirements
Clause 14	Availability Of The Parts And Discontinuation Of Production
Clause 15	Facility Surveys
Clause 16	Warranties
Clause 17	Liability
Clause 18	Environmental Management
Clause 19	Manufacturing Rights, Intellectual Property Rights And Tooling
Clause 20	Confidentiality
Clause 21	Force Majeure
Clause 22	Effective Date And Term
Clause 23	Reportable Events And Termination For Default
Clause 24	Governing Law And Settlement Of Disputes
Clause 25	Final Provisions

Appendix 1	The Parts, Prices, Discounts and Price Validity
Appendix 2	Intentionally Omitted
Appendix 3	Quality Requirements and Workmanship Standards
Appendix 4	Warranties and Support
Appendix 5	Logistics Appendix
Appendix 6	(Statistical Sampling Methods) Not available
Appendix 7	Product Liability Insurance
Appendix 8	(Tooling) Not available

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PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into this day of ______, 200__ by and between

NOKIA NETWORKS Oy, a company incorporated under the laws of Finland with its principal office at Keilalahdentie 4, 02150 Espoo

AND

ENDWAVE CORPORATION, a company incorporated under the laws of the State of Delaware, USA, with its principal office at 321 Soquel Way, Sunnyvale, CA 94086, USA.

CLAUSE 1
DEFINITIONS

For the purposes of this Agreement the following definitions shall govern (and where the context so admits the singular shall include the plural and vice versa):

"Affiliate"
of Nokia Networks Oy or Endwave Corporation shall mean an entity

(i)  which is directly or indirectly controlling such Party;

(ii)  which is under the same direct or indirect ownership or control as such Party; or

(iii)  which is directly or indirectly owned or controlled by such Party.

For these purposes, entity shall be treated as being controlled by another if that other entity has fifty percent (50%) or more of votes in such entity, is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Agreement"
shall mean this Purchase Agreement and all its Appendices as well as any amendment or addenda that may subsequently be agreed upon in writing between the Parties.

"Appendix"
shall mean a document that the Parties will, by mutual agreement, sign and attach to this Agreement on the Effective Date or at any time during the term of this Agreement. All Appendices shall be subject to the terms and conditions of this Agreement. In the event of a conflict between the terms of an Appendix and the terms of this Agreement, the terms of this Agreement shall prevail.

"Buyer"
shall mean Nokia Networks and its Affiliates. The abbreviations "NET", "NTC" and "Nokia" are also used as to identify Buyer in the Appendices and other documents attached or referred to in this Agreement and in the daily correspondence and communications between the Parties.

"Delivery Date"
shall mean the date on which Seller shall have successfully completed the delivery of all the Parts, which meet all of the requirements set forth under this Agreement, as ordered under the Order and/or as may be further defined under the Logistics Appendix.

"Development Agreement"
shall mean an agreement between the Parties in accordance with which Seller will design, develop, and/or test for Buyer's approval certain new Parts that Buyer may elect to have Seller furnish to Buyer under this Agreement.

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"EDI Agreement"
shall mean an Electronic Data Interchange ("EDI") agreement, that the Parties may elect to enter into, in which the Parties agree and define the use of EDI in the purchase and sales of the Parts under this Agreement.

"Effective Date"
shall mean the date mentioned first above, i.e. the date of signing of this Agreement..

"INCOTERMS 2000"
shall mean International Commercial Terms issued by the International Chamber of Commerce in 2000 (I.C.C. Pub.No.560, 1999 ed.).

"Intellectual Property Rights"
shall mean patents (including utility models), design patents, mask work and designs (whether or not capable of registration), chip topography rights and other like protection, copyright, trademark and any other form of statutory or common law protection of any kind and applications for any of the foregoing respectively as well as any trade secrets.

"Lead Times"
shall mean the time period, which is mutually agreed in writing by the Parties, from the date of issuing an Order to the Delivery Date of the ordered Parts to Buyer. The maximum Lead Times are set forth in Appendix 5.

"Logistics Appendix"
shall mean the documents attached hereto as Appendix 5, which describe the logistics procedures for forecasting, ordering, shipping and invoicing the Parts. Each of Buyer's sites and/or Affiliates may create a Logistics Appendix in conjunction with Seller in order to specify the procedures unique to that particular site and/or Affiliate and which procedures are not otherwise covered by the Purchase Agreement.

"Nokia Bank Link Policy"
shall mean Nokia's centralized system for payments pursuant to which all invoices maturing during a working week (i.e. Monday through Friday) are consolidated and paid on one predetermined business day during that same week irrespective of the invoice due date. At the moment, the payment day is Wednesday, but the payment day is subject to change by Nokia at any time without notice.

"Order"
shall mean either a single purchase order or a blanket purchase order submitted by Buyer to Seller.

"Parts"
shall mean the mutually agreed object of the sale and purchase hereunder, which Buyer may buy by issuing an Order to Seller. The Parts are listed in Appendix 1.

"Party" and "Parties"
refer to Seller and/or Buyer.

"Quality Requirements"
shall mean the document that specifies the quality requirements to which all of the Parts shall strictly conform. The Quality Requirements are set forth in Appendix 3.

"Seller"
shall mean Endwave Corporation and its Affiliates.

"Specifications"
shall mean the requirements, agreed upon by Buyer and Seller in writing, to which all of the Parts must strictly conform to in order for the delivery of such Parts to be successfully completed. The Specifications are set forth in the document entitled, [*] GHz Integrated Microwave Module Specifications.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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"Tooling"
shall mean the moulds, casting moulds, manufacturing, testing and other tools, drawings and technical documents, which Seller produces or which are produced for him.

CLAUSE 2
OBJECT OF THE AGREEMENT

2.1  Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, in accordance with the terms and conditions hereof, certain Parts for which Buyer may elect to place Orders from time to time and which are listed in Appendix 1 hereto and which are manufactured and/or marketed by Seller in accordance with the Specifications. The Parties further agree that this Agreement is not exclusive as to Buyer's Orders to Seller for the Parts.

2.2  The Affiliates of Buyer may place Orders for the Parts to Seller in their own name and for their own account under the terms and conditions of this Agreement.

CLAUSE 3
PARTS

3.1  The Parts to be supplied hereunder are listed in Appendix 1 hereto.

3.2  Each Part that Seller delivers hereunder must strictly conform to all of the requirements (including but not limited to the Specifications and the Quality Requirements) set forth under this Agreement, and as set forth in the Development Agreement when applicable.

3.3  Any changes in the design or in the manufacturing process of the Parts, which change may affect the quality, reliability, interchangeability, availability, fit, form or function of the Parts, are subject to Buyer's written approval given prior to the implementation of any such change.

3.4  The Parties may, upon mutual agreement, amend Appendix 1 to include any new item to, or to delete any item from, the definition of Parts.

3.5  Seller shall notify Buyer of any export control restrictions that may apply to the Parts. Seller further agrees to provide Buyer, upon request, with all information necessary to accurately classify the Parts under any applicable export regulations, including but not limited to the US Bureau of Export Administration regulations.

3.6  Buyer may request that Seller label the Parts with serial numbers provided by Buyer, and Seller may not unreasonably deny such request.

CLAUSE 4
PURCHASE ESTIMATES

4.1   The Parties hereto acknowledge, that the purchase volumes set out in Appendix 1 hereto, or in any estimates or other forecasts provided by Buyer to Seller, are regarded as estimates only based on the best assumptions of Buyer and they are provided for Seller's planning purposes. Purchase estimates shall not be regarded as binding purchase orders under any circumstances. Buyer shall be under no obligation to purchase any specific quantity of the Parts from Seller, unless otherwise expressly agreed in Appendix 1. Any actions taken by Seller based on such forecasts shall be taken at Seller's risk.

4.2   The Buyer shall buy from the Seller and Seller agrees to sell the Buyer [*] set forth in Appendix 1.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CLAUSE 5
ORDERS

5.1  Buyer may place Orders for the Parts by mail, by telefax, by EDI in accordance with the EDI Agreement, or in any other mutually agreed way.

5.2  The method of placing Orders shall be governed by the Logistics Appendix in respect of each of Buyer's sites and/or Affiliates. However, if the Order placing method is not defined in the Logistics Appendix, Seller shall forthwith and not later than [*] from the receipt of the Order send Buyer an acknowledgement of such Order. If such acknowledgement is not received by Buyer within the above defined time period, the said Order shall be deemed to be accepted by Seller and to be in force as such.

5.3    Seller shall use its best endeavours to supply the Parts in accordance with the Logistics Appendix attached as Appendix 5, and Seller shall use reasonable efforts to meet any quantities exceeding such estimates.

5.4  In case Buyer's Order, Seller's confirmation of Order or Seller's invoice contain terms and conditions, which are in discrepancy with, or attempt to amend, or change in any way this Agreement, such terms and conditions shall be regarded as null and void.

CLAUSE 6
PRICES

6.1  The prices, the validity period for such prices, and the discounts for the Parts are provided in Appendix 1.

6.2  Notwithstanding Clause 6.1, if Buyer exceeds the estimated purchase volumes referred to in Clause 4 above, then Buyer reserves the right to renegotiate the prices accordingly.

6.3  All changes in prices shall become effective upon written agreement.

6.4  All prices are exclusive of all taxes and expressed in USD. All duties, levies and income taxes imposed by any governmental authorities of the United States in respect of payments due herein shall be to the account of Seller. All duties, levies and taxes imposed by the authorities of Finland in respect of payments due herein shall be to the account of Buyer.

CLAUSE 7
TERMS OF PAYMENT

        All payments under this Agreement shall be made [*] from the date of receipt of the Seller's invoice subject to Nokia Bank Link Policy. Buyer's obligation to pay such invoice is conditional on the following:

(a)  Seller has delivered, in accordance with this Agreement, the full quantities of the Parts requested in the respective Order (and reflected in Seller's invoice);

(b)  the delivered Parts strictly conform to the Specifications and the QualityRequirements.

        Buyer is entitled to withhold payment in respect of a delivery of the Parts, which delivery is not fulfilled in accordance with the requirements set forth under subClauses (a) and (b) above, until the delivery is completed to comply with the said subClauses. Notwithstanding the above, if partial delivery is accepted in writing by Buyer in accordance with Clause 10.4 below, then Seller shall be entitled to invoice Buyer accordingly.

        In the event that payment is not made within such [*], however, subject to the Nokia Bank Link Policy, Buyer shall pay a penalty of [*] per annum, not to exceed the rate of [*] per month, of the amount owed to Seller.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CLAUSE 8
TERMS OF DELIVERY AND PASSING OF TITLE

8.1  The terms of delivery are defined in accordance with INCOTERMS 2000. The terms of delivery are FCA (INCOTERMS 2000), Diamond Springs California, unless otherwise agreed in the Logistics Appendix.

8.2  Title to the Parts shall pass upon delivery to Buyer's receiving facility.

CLAUSE 9
PACKING

9.1  Seller's obligations for packing and packaging include, without limitation, the following: (i) all Parts shall be packed and packaged by Seller for protection during shipment, handling, and storage in strict conformance with Buyer's written requirements and instructions, and otherwise in accordance with best commercial practice; (ii) highly polished, highly finished, or precision Parts or those that might be sensitive to stresses of temperature or moisture, or electro-static or electro-magnetic charges, are to be properly preserved and packed in containers which will afford physical protection against any damage and deterioration from those or any other causes. Any Parts packed with nonconforming packing and/or packaging are, upon request of Buyer, subject to rejection and repackaging at Seller's expense. The prices for the Parts shall include the cost of packing and packaging required to prevent any deterioration or damage to the Parts during transpor tation and subsequent storage. Seller shall indemnify Buyer against any damage that the Parts suffer due to improper or nonconforming packaging and/or packing.

9.2  Seller shall use reasonable efforts to use packing and packaging material that can be recycled.

9.3  Further details on packing and packaging may be set forth in the Logistics Appendix and/or in the Specifications.

9.4  If Buyer directs Seller to mark or label any Parts with a trade name, trademark, logo or service mark owned or licensed by Buyer ("Buyer Identification"), Seller shall apply the marking or labeling only on the quantity of Parts and in the manner specified in Buyer's written instructions. Seller shall not sell nor otherwise dispose of, nor permit the sale or disposal of, any Parts bearing any Buyer Identification (including any rejected Parts) to anyone other than Buyer without first obtaining Buyer's express written consent and first removing all Buyer Identification. Upon termination or expiration of this Agreement any materials bearing Buyer's identification shall be returned to Nokia or destroyed.

9.5  With reference to Clause 3.6 the packages shall bear the same serial number as the corresponding Parts.

CLAUSE 10
DELIVERY TIMES

10.1  Time shall be of the essence in this Agreement.

10.2  The Delivery Dates, unless otherwise set forth in the Logistics Appendix, shall be defined in the Order of Buyer, as acknowledged by Seller. Any changes to the mutually agreed Delivery Date are subject to the prior written approval of Buyer. The maximum Lead Times for the Parts are specified in the Logistics Appendix.

10.3  Buyer is not obligated to take the Parts into its possession before the agreed Delivery Date.

10.4  Partial deliveries are not allowed, unless expressly accepted in writing on a case by case basis by Buyer prior to the respective delivery.

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  10.5  If Seller cannot deliver the Parts in accordance with the agreed Lead Times and on the mutually agreed Delivery Date, then Seller shall as soon as Seller becomes or should have become aware of the delay inform Buyer thereof in writing. Such notice shall be entitled "Notice of Delay" and signed by Seller, and shall also include:

        (a)  identification of which kind and what quantities of the Parts will be delayed;

        (b)  the anticipated duration of delay for each kind and quantity;

        (c)  the cause(s) of the delay;

        (d)  the actions that Seller is taking and will take to remedy or shorten the delay; and

        (e)  a proposal, for Buyer's approval, of a new Delivery Date for each kind and quantity of the delayed Parts, together with a clear, firm commitment to treat such new Delivery Date as contractual and to make the deliveries by such date.

In order to avoid any delay in delivery, Seller shall use best efforts (such as, but not limited to, expedited freight), at the cost of Seller, to minimize the possible delay.

10.6  If Buyer does not agree with Seller's proposal for the new Delivery Date submitted in accordance with Clause 10.5 above, and in case the respective delivery of the Parts is delayed [*] or more from the agreed Delivery Date due to reasons other than an Event of Force Majeure (as set forth below in Clause 21), then Buyer shall have the right to terminate the respective delivery only without any liability to Seller. Should Buyer in any such case purchase the respective Parts from a third party supplier, then Seller shall be liable to compensate Buyer for any and all direct costs, which exceed the purchase price of the respective Parts under this Agreement, arising out of such covering purchase. In such case Buyer shall provide documentation on the details of such purchase.

10.7  If Buyer has not granted Seller with an extension to the delivery time and until Buyer exercises the right of termination under Clause 10.6 above, Buyer may at its discretion [*].

10.8  If Seller fails to notify Buyer of the delay in accordance with Clause 10.5 above, Buyer may at its discretion require Seller to [*].

10.9  Buyer shall not be obligated to show evidence to Seller in respect of having suffered actual damage as a result of the delay in delivery in order to [*]. Buyer shall be entitled to issue an invoice to Seller for payment of [*] or to deduct the [*] from any outstanding invoice of Seller under this Agreement; Seller shall be obligated, upon request by Buyer, to provide Buyer with a credit note accordingly, and/or Buyer may issue a debit note.

CLAUSE 11
RE-SCHEDULING AND CANCELLATION

11.1  Unless otherwise agreed in the Logistics Appendix, Buyer may, without any liability to Seller, by written notice sent to Seller not less than [*] prior to the intended Delivery Date, re-schedule the respective delivery to take place within a [*] following the intended Delivery Date.

11.2  Unless otherwise agreed in the Logistics Appendix, Buyer may, without any liability to Seller, by written notice sent to Seller not less than [*] prior to the intended Delivery Date, cancel the respective delivery for its convenience upon a written notice thereof to Seller.

CLAUSE 12
INSPECTIONS

12.1  Buyer may inspect the Parts upon delivery to ascertain correct quantities and whether there exists any visible damage or deviation from the Order in the Parts delivered. In such case Buyer is entitled to treat the Order as discharged either in whole or in part, or if Buyer so requires, Seller agrees to replace all damaged or incorrect Parts

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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and deliver additional Parts in order to meet the correct quantities without delay. Such replacement and/or additional deliveries shall be completed and invoiced within [*] (or within the time period specified in the Logistics Agreement) from the receipt by Seller of Buyer's notice. Buyer has the right to deduct the value of the rejected and/or undelivered Parts from Seller's invoice, and Buyer shall provide Seller with a debit note. If Buyer has paid for the rejected Part, Seller shall on the request of Buyer provide a credit note. Upon Seller's request, Buyer shall provide its inspection report to Seller without delay. Buyer shall keep any rejected Parts available for Seller for [*] from the date of inspection, unless otherwise agreed upon between the Parties. Any return of the Parts shall be made at Seller's expense.

12.2  Without limiting the generality of Clause 12.1, Buyer may use statistical sampling methods in the incoming inspection as described in Appendix 6 hereto. If the delivered Parts do not pass this inspection, then Buyer has the right to reject the entire delivery lot or batch of Parts inspected. In any such case, Buyer shall have the option to either (i) demand Seller to forthwith replace the rejected delivery [*] (or within the time period specified in the Logistics Appendix) from the receipt by Seller of Buyer's notice, or (ii) terminate the respective Order without any liability to Seller. In case of replacement by Seller of the rejected delivery, then Seller shall be obligated to pay to Buyer liquidated damages in accordance with Clause 10.7 above calculated from the original Delivery Date to the date of replacement delivery. [*].

12.3  Notwithstanding Clause 12.2, in case Buyer wishes to sort a delivery which has failed the inspection referred to above in Clause 12.2 in order to determine whether certain Parts may nevertheless be suitable for use by Buyer, then Buyer may do so upon agreement with Seller of the compensation for all additional costs of such action to Buyer.

12.4  In certain cases, Buyer and Seller may agree that Seller shall undertake the incoming inspection of the Parts on behalf of Buyer.

12.5  Any acceptance of the Parts by Buyer, with or without inspection, shall not reduce Seller's responsibility to warrant that the Parts meet the Specifications and Quality Requirements. Acceptance of the Parts shall not limit Buyer's right to make claims relating to the Parts or to complete deliveries, if the Parts are later found not to meet any of the requirements set forth in this Agreement.

CLAUSE 13
QUALITY REQUIREMENTS

13.1  Seller warrants that it shall manufacture the Parts strictly in accordance with the Specifications. Seller also warrants that it shall at all times strictly adhere to the Quality Requirements and the workmanship standards set forth in Appendix 3 hereto. Seller shall be responsible for taking preventive and corrective actions to ensure continuity of compliance with Specifications, Quality Requirements and workmanship standards.

13.2  If Buyer has to maintain incoming inspection activities as a result of Seller's inability to deliver only Parts that strictly conform to the Quality Requirements, then Seller shall compensate the cost of such incoming inspections to Buyer in a mutually agreed way. Furthermore, if Seller delivers Parts which do not strictly conform to the Quality Requirements and/or Specifications, and if Buyer integrates other components in such non-conforming Parts and as a result of such integration any/all components do not function properly or are otherwise affected, then Seller shall compensate Buyer purchase price of such integrated components and all direct costs incurred.

13.3  Seller shall provide a list of all subcontractors involved in the manufacture of the Parts prior to the beginning of the serial production phase. Seller shall not have the right to transfer the manufacture of the Parts or any part thereof to another subcontractors without a prior written consent of Buyer. Seller shall always remain responsible for the supply of such subcontractors.

13.4  Seller shall not transfer the manufacture of the Parts to another factory of Seller without a prior written consent of Buyer.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CLAUSE 14
AVAILABILITY OF THE PARTS AND DISCONTINUATION OF PRODUCTION

14.1  Buyer shall [*] prior to the end of this Agreement provide Seller with a notice whether Buyer desires to renew the Agreement or place an end-of-life Order. Incase of an end-of-life Order, Such Parts shall be delivered in one or more partial deliveries, in accordance with Buyer's Orders, within [*] from the end of the Agreement.

CLAUSE 15
FACILITY SURVEYS

15.1  Buyer reserves the right, by itself or through its appointed representative, during regular business hours and following reasonable notice to Seller, to inspect Seller's physical facilities or quality control procedures, or to conduct environmental management system audits, both prior to the first delivery of the Parts under this Agreement and periodically thereafter, in order to verify compliance with the Specifications, Quality Requirements, and other standard industry practices and procedures. Seller shall afford a similar inspection right to Buyer's customers upon request. Such survey shall be subject to a prior written Non-Disclosure Agreement.

        Seller shall maintain quality control procedures mutually agreed upon by the Parties as a result of such facility survey. In the event that Buyer determines during any facility survey, that the quality procedures applied by Seller are insufficient as to ensure consistent production of Parts which are strictly in conformance with Specifications and the Quality Requirements, then Buyer shall specifically inform Seller thereof and recommend corrective measures to be undertaken by Seller. Seller hereby agrees to work together in good faith with Buyer to establish corrective actions. The Parties further agree, that the above shall also apply to any and all subsuppliers and/or subcontractors of Seller involved in the manufacture of the Parts, provided that Buyer is accompanied by Seller. The Seller hereby agrees to take all mutually agreed corrective measures necessary in order to ensure compliance of its respective subsuppliers and/or subc ontractors with this Clause15.

15.2  Seller agrees that it shall deliver to Buyer, within [*] from the Effective Date of the Agreement, a detailed disaster recovery plan (the "Recovery Plan"). The Recovery Plan shall define the actions Seller shall take to resume production of the Parts as soon as possible after damage to or destruction of Seller's factory or other facilities, or machinery, personnel, software, documentation and/or supply management. Such events include, without limitation, fire, water damage, flood, main power shortage, power surges or spikes, computer system failure, earthquake and Events of Force Majeure. The Recovery Plan shall also include alternative processes for resuming production of the Parts by opening an alternative facility or setting up the necessary equipment and assembly lines in an existing factory of Seller and/or of its Affiliates.

        Seller agrees that should any of the events referred to in this Clause 15.2 or in Clause 21 of the Agreement occur, it shall promptly implement the steps detailed in the Recovery Plan to the full extent and shall take all other necessary measures to resume the performance of its obligations under this Agreement in the shortest time possible.

CLAUSE 16
WARRANTIES

16.1  Seller hereby gives a warranty for each Part delivered to receiver's facility under this Agreement for a period of [*] from the delivery of the respective Part ("Warranty Period"). The warranty provided hereunder shall include that each Part supplied shall:

        16.1.1  Be new, unused and in good working order; and

        16.1.2  Be free from all defects (including without limitation, defects inmaterials and/or workmanship), excluding defects in design as provided by Buyer; and

        16.1.3  Be of the highest quality; and

        16.1.4  Strictly conform to the Specifications and the Quality Requirements.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        Any breach of non-conformance with or deviation from the warranty set out in Clause 16.1 shall be referred as "Defect" in this Agreement.

16.2  Seller shall repair or replace, at its own option and cost and without delay, all Defects in the Parts delivered under the Agreement that appear within the Warranty Period.

If the remaining Warranty Period for the repaired and/or replaced Part is less than [*], the Warranty Period shall be extended to be [*] from the date of receipt of the repaired or replaced Part.

16.3  If the Parties mutually agree on case by case basis that Buyer shall undertake the repair or replacement of a Defect in a Part on behalf of Seller, Seller shall compensate Buyer for all direct costs incurred thereby.

16.4  If such Defects appear during or after the Warranty Period, which could not have been detected during an ordinary incoming inspection described in Clause 12 of this Agreement (hidden defects) and which are attributable to non-compliance by Seller with any of the terms and conditions of this Agreement or to Seller's design work of the Parts, then Seller shall, at its own cost and without delay, undertake any and all necessary corrective action(s) (including but not limited to redesigning the Parts and/or to replacing in the field (retrofit) all Parts of that particular delivery with new ones) to ensure that the Parts are made to conform to all the terms of this Agreement and that such Defects do not reappear in the Parts.

        If Seller fails to remedy any such Defect within a reasonable time period mutually agreed by the Parties, then Buyer shall be entitled to terminate this Agreement and/or terminate all/any part of undelivered orders under the Agreement by written notice to Seller, without prejudice to any other rights of Buyer under this Agreement and without any liability to Seller.

16.5  Should Seller be unable to fulfill any of its obligations under this Clause within a mutually agreed period from the date of notice submitted by Buyer to Seller in respect of the Defect, then Buyer or a third party appointed by Buyer may take the necessary corrective actions at the cost of Seller.

16.6  Buyer shall notify Seller of the Defects in writing, and Seller shall respond to the Buyer within one (1) week from the date of Buyer's notice. Such response shall include a detailed outline of the necessary corrective actions that Seller undertakes to perform in order to remedy the Defect without delay. If Seller is not able to perform the corrective actions and/or present a correction plan that both Parties can accept, then Buyer or a third party appointed by Buyer may take the necessary corrective actions at the cost of Seller.

        In addition to the warranties given in Clauses 12, 13, 14 and 19 of this Agreement, Seller gives further warranties specified in Appendix 4 ("Warranty Terms") hereto. Seller hereby commits to strictly comply with the Warranty Terms. Furthermore, Appendix 4 sets forth the support obligations of Seller in respect of the Parts.

CLAUSE 17
LIABILITY

17.1  Seller shall indemnify and hold Buyer and its officers, directors employees and customers harmless from and against all damage, claims, demands, suits, proceedings, damages, costs, expenses and liabilities, including without limitation, reasonable legal fees brought against or incurred by Buyer for

        (i)  injury to persons, including death; and/or

        (ii)  loss or damage to any property; and/or

        any other liabilityresulting from any acts or omissions of Seller in the performance of this Agreement and/or a failure of the Parts to conform to the Specifications and the Quality Requirements. Seller shall maintain in force and upon request give evidence of adequate insurance covering its potential liability under this Clause 17.1. Buyer shall on its behalf indemnify and hold Seller Buyer and its officers, directors employees and customers harmless

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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from and against all damage, claims, demands, suits, proceedings, damages, costs, expenses and liabilities, including without limitation, reasonable legal fees brought against or incurred by Seller for

        (iii)  injury to persons, including death; and/or

        (iv)  loss or damage to any property; and/or

        (v)  any other liability

        resulting from any acts or omissions of Buyer in the performance of this Agreement.

        Without prejudice to the generality of the above, Seller shall maintain on a continuous basis a product liability insurance (or a general liability insurance which includes coverage for product liability) with an insured amount of not less than [*] per each occurrence. If the sales of the Parts under this Agreement include sales to Nokia Networks Inc., Seller shall further maintain on a continuous basis an insurance in accordance with Appendix 7.

17.2  Neither Party shall be liable to each other in contract, tort or otherwise, whatever the cause thereof, for any indirect, special, punitive or consequential damage, including but not limited to loss of business or goodwill, loss of revenue or loss of profits, howsoever arising under or in connection with this Agreement, except in cases of intentional misconduct or gross negligence. For the purposes of this Clause 17.2 gross negligence shall mean willful default in the United Kingdom.

17.3  Seller shall use counsel reasonably satisfactory to Buyer to defend indemnification claims under Clause 17.1 or Clause 19.3 (each a "Claim"). If Buyer reasonably determines that any Claim or any proposed Claim settlement might adversely affect any Buyer indemnitees, Buyer may take control of the investigation, defense and/or settlement of the Claim at Seller's risk and expense. If Buyer elects to do so, Buyer and its attorneys shall proceed diligently and in good faith.

Notwithstanding the indemnifying party's primary right to have control over defense, the indemnitee may take all necessary steps, at the expense of the indemnifying party, to defend itself until the indemnifying party, to the reasonable satisfaction of the indemnitee, assigns a counsel and initiates defense in a professional manner, and the indemnifying party agrees to fully cooperate with such defense.

CLAUSE 18
ENVIRONMENTAL MANAGEMENT AND COMPLIANCE WITH LAWS

18.1  Seller shall comply with the principles of the Business Charter for Sustainable Development (published by the International Chamber of Commerce in 1991) for environmental management. Buyer encourages the adoption of the principles therein by Seller and its subsuppliers and subcontractors. Buyer may, where appropriate, request improvements in Seller's practices to ensure compliance with the said principles and the Nokia Supplier Requirements for the environment.

18.2  Seller shall inform Buyer on request, of all substances and compounds by weight in the Parts supplied.

18.3  Buyer has the right to return any Parts to Seller and Seller shall be responsible for the proper disposal and/or recycling of the Parts.

18.4  Seller shall implement an environment management system (EMS) based on the basic principles of ISO 14001 standard by January 1, 2002.

18.5  Seller represents and warrants that Seller shall in the manufacturing of the Parts diligently follow all applicable laws, statutes and regulations.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CLAUSE 19
MANUFACTURING RIGHTS, INTELLECTUAL PROPERTY RIGHTS AND TOOLING

19.1  The Parties hereby agree, that in case the Specifications are provided by Buyer based on design which is proprietary to Buyer, in whole or in part, then Seller shall not have any right to manufacture and/or sell or license the Parts to third Parties or otherwise utilize Buyer's design or other technical information provided by Buyer without the prior written consent of Buyer.

19.2  Ownership of the copyright in all drawings, specifications, manuals, documents, data, software and other material provided by one Party hereto to the other under this Agreement shall remain with the Party first referred to above, but the receiving Party, which shall include it's Affiliates in the case of Buyer, shall be deemed to have the right to use such copyright for the performance of the Agreement hereunder.

19.3  Seller represents and warrants that (i) the Parts are delivered free from any lien, security or interest and title when conveyed to Buyer is good and valid and the transfer rightful, and (ii) Seller is not subject to any restriction, agreement, contract, commitment, law or judgement/order which would prohibit or be breached or violated by Seller's execution, delivery and performance of this Agreement and its obligations hereunder.

        Seller shall settle and/or defend at its own option and its own expense and indemnify and hold Buyer harmless from any cost, expense, loss, attorney's fees or damage arising out of any claim, demand, suit or proceedings against Buyer or any customer of Buyer to the extent such claim, demand, suit or proceedings alleges that the Parts and/or the incorporation of the Parts in the equipment sold by Buyer, and/or the use of sale of the Parts by Buyer or by any of Buyer's direct customers, infringes upon any Intellectual Property Right of any third party, provided that (1) Buyer informs Seller in writing of any such claim, demand, proceedings or suit without delay, (2) Seller is given control over the defense thereof and Buyer reasonably cooperates in the defense at Seller's expense, and (3) Buyer will not agree with the third party to the settlement of any such claim, demand, proceedings or suit prior to a final judgement t hereon without the prior written consent of Seller, which consent shall not be unreasonably withheld. Buyer shall have the right to select its own counsel to participate in any such defense at Buyer's own expense. This indemnification does not apply to the extent that: (1) infringement arises by a combination made by Buyer or a customer of Buyer to whom Buyer has supplied the Parts, of Parts furnished under this Agreement with other products not furnished hereunder by Seller except to the extent Seller is a contributory infringer, (2) infringement arises solely from changes or modifications made to or from the Parts by Buyer or Buyer's customer; (3) infringements arises from Parts that are made in accordance with drawings, samples or manufacturing specifications designated by Buyer and Seller proves that such infringements arise solely from such drawings, samples or manufacturing specifications designated by Buyer.

        If a claim, demand, suit or proceeding alleging infringement is brought or Seller believes one may be brought, Seller shall have the option, at its expense, to (1) modify the Parts to avoid the allegation of infringement, while at the same time maintaining compliance of the Parts with the requirements set forth under this Agreement, (2) replace the Parts with non-infringing but equivalent Parts, which comply with requirements set forth under this Agreement; or (3) obtain for Buyer, at no cost to Buyer a license to continue using and exploiting the Parts in accordance with this Agreement free of any liability or restriction.

        In the event any Part to be furnished under this Agreement is to be made in accordance with drawings, samples or manufacturing specifications designated by Buyer and to the extent such Part is not the design of Seller, Buyer agrees to settle and/or defend, at its own option and its own expense and indemnify and hold Seller harmless from any cost, expense, loss, attorney's fees or damage arising out of any claim, demand, suit or proceedings against Seller to the extent such claim, demand, suit or proceedings alleges that such Part or drawings, samples or manufacturing specifications designated by Buyer infringes upon any Intellectual Property Right of any third party, provided that (1) Seller informs Buyer in writing of any such claim, demand, proceedings or suit without delay, (2) Buyer is given control over the defense thereof and Seller reasonably cooperates in the defense at Buyer's expense, and (3) Seller will not agree with the third party to the settlement of any such claim, demand, proceedings or suit prior to a final judgement thereon without the prior written consent of Buyer, which consent shall not be

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unreasonably withheld. Seller shall have the right to select its own counsel to participate in any such defense at Seller's own expense. This indemnification does not apply to to the extent any infringement or any claim of infringement results from changes or modification made by Seller or on behalf of Seller to the drawings, samples, manufacturing specifications or any other information designated by Buyer.

CLAUSE 20
CONFIDENTIALITY

20.1  Each Party ("Receiving Party") shall not disclose to third Parties nor use for any purpose other than for the proper fulfillment of this Agreement any technical or commercial information ("Information") received from the other Party ("Disclosing Party") in whatever form under or in connection with this Agreement without the prior written permission of the Disclosing Party except information which

        a)  is in the public domain at the time of disclosure or later becomes part of the public domain through no fault of the Receiving Party; or

        b)  was known to the Receiving Party prior to disclosure by the Disclosing Party as proven by the written records of the Receiving Party; or

        c)  is disclosed to the Receiving Party by a third party who did not obtain such Information, directly or indirectly, from the Disclosing Party; or

        d)  was independently developed (by personnel having no access to the Information) by the Receiving Party.

20.2  Seller hereby expressly agrees, that the use of Buyer as reference, and/or the use of Buyer or reference to Buyer in the marketing or in any materials or activities of Seller in any way is strictly forbidden. Any statements, announcements and/or press release of this Agreement or part thereof, or of the relationship herein described, shall not be made by Seller without a prior written acceptance of Buyer given on case by case basis.

20.3  The provisions of this Clause 20 shall be valid for 10 years from the date of disclosure.

20.4  Any Non-Disclosure Agreement(s) entered into between the Parties prior to the Effective Date of this Agreement shall remain to be valid, in accordance with its terms and conditions, in respect of the Information disclosed by either Party before the Effective Date of this Agreement, and in respect of the Information disclosed outside the scope of this Agreement.

CLAUSE 21
EVENTS OF FORCE MAJEURE

21.1  Neither Party shall be liable to the other for any delay or non-performance of its obligations hereunder in the event and to the extent that such delay or non-performance is due to an event of Force Majeure. The Party affected by an event of Force Majeure shall inform the other Party in writing without delay of its occurrence, probable duration and cessation.

21.2  Events of "Force Majeure" are events beyond the control of the Party which occur after the date of signing of this Agreement and which were not reasonably foreseeable at the time of signing of this Agreement and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the Party concerned. Events of Force Majeure shall include (without being limited to) war, civil unrest, acts of government, natural disasters, fire, flood, earthquake, explosions and Acts of God.

21.3  The Party affected by an event of Force Majeure shall immediately take any necessary measures in order to limit and minimize the effect of such an event on the performance of its obligations under this Agreement, including but not limited to the fulfillment of the disaster recovery plan in accordance with Appendix 4.

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21.4  The Party appealing to the occurrence of an event of Force Majeure is under obligation to prove, upon request, its effect on the performance of the said Party's obligations under this Agreement.

21.5  In the event that the delay or non-performance of either Party hereto continues for a period of two (2) months due to events of Force Majeure, then either Party shall have the right to terminate this Agreement with immediate effect without liability towards the other Party.

CLAUSE 22
EFFECTIVE DATE AND TERM

22.1  This Agreement shall become valid and effective on the Effective Date and shall remain valid until December 31, 2002.

22.2  The termination of this Agreement in accordance with Clause 22.1 above shall not affect the delivery of the Parts, in accordance with the terms and conditions hereof, which have been ordered and confirmed prior to the termination.

22.3  The obligations set forth in Clauses 16 (Warranty) (including also Appendix 4), 17 (Liability), 18.2, 18.3, 19, 20, 24, 25.2 and 25.3 shall survive any expiry, cancellation or termination of this Agreement.

CLAUSE 23
REPORTABLE EVENTS AND TERMINATION FOR DEFAULT

23.1  Without prejudice to Seller's other obligations and Buyer's rights under this Agreement, Seller shall without delay notify Buyer if Seller finds or suspects that any of the following events is about to occur or appears imminent: delay in delivery, a change in ownership or legal company form of Seller, circumstances that may adversely affect the performance of Seller's (including without limitation its subcontractors/subsuppliers) obligations hereunder, infringement of third party Intellectual Property Rights, or any other action, omission or development which would be important for Buyer to be aware of in order to take precautions to prevent such from causing an adverse effect to its business, reputation, production schedule, or product quality.

23.2  In the event that a Party hereto is in default of a material obligation under this Agreement and fails to remedy such default within a reasonable time period fixed by the non-defaulting Party (which period shall not be less than [*]) in a written notice drawing the attention of the defaulting Party to the default and requiring the same to be remedied, then the non-defaulting Party shall have the right to terminate this Agreement with immediate effect after the expiry of the period fixed. In the event of bankruptcy, receivership or comparable procedure under applicable Bankruptcy Ordinance of a Party hereto or if the default is not capable of being remedied, or in case of substantial change in the ownership of the other Party, then the non-defaulting Party may terminate this Agreement forthwith.

23.3  The termination of this Agreement in accordance with Clause 23.2 above shall also terminate the carrying out of any outstanding Orders, whether confirmed or not.

CLAUSE 24
GOVERNING LAW AND SETTLEMENT OF DISPUTES

24.1  This Agreement shall be governed by the laws of Switzerland without regard to its conflict of laws principles, as if wholly performed therein. The parties agree that any and all disputes arising out of or in connection with this Agreement shall be finally settled in arbitration by three neutral arbitrators appointed by the International Chamber of Commerce ("ICC") and shall be conducted pursuant to the ICC's regulations then in force. The arbitration proceedings shall be conducted in Geneva, Switzerland.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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24.2  All arbitration proceedings and all discovery related thereto shall be conducted in the English language. Subject to the limitations on liability set forth in this Agreement, the arbitrators may fashion any legal or equitable remedy The arbitration award shall be executable and final, and binding on the Parties.

24.3  In the event of a breach, threatened breach or likely breach of this Agreement, nothing contained in this Agreement to the contrary shall bar the non-breaching Party from seeking injunctive relief in a court of competent jurisdiction.

CLAUSE 25
FINAL PROVISIONS

25.1  Neither Party shall assign or transfer to any third Party, without a prior written consent of the other Party, which consent will not be unreasonably withheld, this Agreement or any of its share or interest therein; on condition that the assigning Party shall remain fully responsible towards the other Party for the proper fulfillment of this Agreement. Such consent shall not be unreasonably withheld in case of assignment to an Affiliate of the assigning Party, on condition that the assigning Party shall remain fully responsible towards the other Party for the proper fulfillment of this Agreement.

25.2  This Agreement contains the entire understanding between the Parties in respect of this matter and all previous correspondence, memoranda, minutes of meetings, offers, enquiries and other documents exchanged between the Parties prior to the date of this Agreement shall be cancelled and superseded by this Agreement.

25.3  In addition to this Agreement, the following documents are hereby made Parts of this Agreement:

        Appendix 1  The Parts, Prices, Discounts and Price Validity

        Appendix 2  Intentionally Omitted

        Appendix 3  Quality Requirements and Workmanship Standards

        Appendix 4  Warranties and Support

        Appendix 5  Logistics Appendix

        Appendix 6  Statistical Sampling Methods (N/A)

        Appendix 7  Product Liability Insurance

        Appendix 8  Tooling (N/A)

        In case of any discrepancies between the above documents, the text of this Agreement document shall always prevail over any of the Appendices hereto.

25.4  Any modifications, alterations, additions or amendment to this Agreement (excluding the Appendices) shall be valid only if signed by both Parties and expressly marked "Amendment to the Purchase Agreement". Any Appendices may be modified, altered, added or amended by a written agreement between the Parties.

25.5  The following persons shall act as the representatives of the Parties regarding notices, performance, extension, termination and changes in respect of this Agreement:

REPRESENTING THE BUYER	REPRESENTING THE SELLER
Name:	Ville Taipale	Name:	Nick Ingrao
Address:	Karaportti 2, 02610 Espoo	Address:	321 Soquel Way, Sunnyvale CA 94085
Telephone:	+358 50 557 2611	Telephone:	408.522.3165
Telefax:	+358 9 5112 7262	Telefax:	408.522.3102

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25.6  The Parties further agree, that in case any subsupplier, subcontractor and/or distributor of Buyer wishes to purchase Parts from Seller to be used in the manufacture of products for Buyer, then Seller agrees to negotiate in good faith with such subsupplier, subcontractor and/or distributor.

25.7  No failure or delay of either Party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the Party waiving its rights.

25.8  In the event that any provision of this Agreement shall be held invalid as contrary to any law, statute or regulation in that regard, the invalidity of such provision shall in no way affect the validity of any other provision of this Agreement and each and every provision shall be severable from each and every other.

25.9  The headings used in this Agreement are inserted for convenience only and shall not affect the interpretation of the respective provisions of this Agreement. This Agreement shall not be construed more or less strictly against either Party for its participation or lack thereof in its drafting.

25.10  The Parties shall be deemed independent contractors hereunder. This Agreement is not intended to create a partnership, franchise, joint venture, agency, or employment relationship between the Parties. Unless otherwise agreed in writing by the Parties, neither Party shall make any express or implied agreements, warranties, guarantees, commitments or representations, or incur any debt, in the name or on behalf of the other Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

SIGNED FOR AND ON BEHALF OF NOKIA NETWORKS Oy	SIGNED FOR AND ON BEHALF OF ENDWAVE CORPORATION
/s/ Ulla Autere	/s/ Jim Bybokas

Name: Ulla Autere Title: Plant Manager Date: 7/11/2000 Place: Espoo	Name: Jim Bybokas Title: Vice President Date: 11/3/2000 Place: Espoo

SIGNED FOR AND ON BEHALF OF NOKIA NETWORKS Oy	SIGNED FOR AND ON BEHALF OF ENDWAVE CORPORATION
/s/ Jarmo Alander	/s/ Nick Ingrao

Name: Jarmo Alander Title: Material Manager Date: 11/4/2000 Place: Espoo	Name: Nick Ingrao Title: Director Date: 11/3/2000 Place: Espoo

NOKIA
Radio Access Systems(RAS)     MWU Specifications
System Development (SD)     06.04.2000
Jyrki Louhi     Confidential

Purchase Agreement 1201000
The Parts, Prices, Discounts and
Price Validity
APPENDIX 1

[*]:

             Nokia and Endwave have agreed that Nokia will purchase microwave modules [*]:

Year [*]  [*] microwave units and
Year [*]  [*] microwave units and
Year [*]  [*] microwave units,

             Nokia and Endwave have agreed that in case Nokia buys more microwave units during any one year than defined hereinabove for the said year, such quantities exceeding the above [*] shall reduce [*] of the following year(s) even though the actual purchase would take place during the previous years. The above [*] to be purchased and delivered within each calendar year. Increased quantities may be added at prices equal to or lower than above prices. Nokia and Endwave have further agreed in the case Nokia does not order [*] in calendar year [*] or in calendar year [*], [*] by Nokia in the following year. Calendar year [*] units not ordered until calendar unit [*] will be priced at [*]. Calendar year [*] units not ordered until calendar year [*] will be priced at [*].

Prices

Unit Price for RATS 18, 23, 26 and 38 GHz Modules

Calendar Year	[*]	[*]	[*]
[*] Deliverable	[*]	[*]	[*]
Unit Price	[*]	[*]	[*]

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         .

NOKIA
NOKIA NETWORKS
PRODUCT OPERATIONS
CONFIDENTIAL

APPENDIX 3

QUALITY REQUIREMENTS

1.  PURPOSE

        Both the Buyer and the Seller regard the fulfillment of the final costumer's expectations and needs as the basis for their business operation. The purpose of the Quality Requirements is to ensure final customer satisfaction by agreed upon Quality Control activities at Seller and Buyer. The aim is to develop the Seller's quality systems in a joint effort to the point where the Seller can assume full responsibility for his activities and for the quality of his products by maintaining process capability by continuously monitoring and improving his manufacturing and related processes.

2.  APPLICATION

        This quality document is complementary to General conditions of Purchase. This document applies to all components, units and devices supplied by the Seller to the Buyer (hereinafter referred to as "the Products").

3.  GENERAL BUYER REQUIREMENTS

        In order to fulfill final customer expectations, the Buyer assumes the following general duties:

  Informs the Seller of any development projects that will have notable influence on the former's Seller relations.
  Discloses the quantities for and the nature of deliveries in good time
  Supplies, with every order of a new product, written documentation giving the expected quality requirements. In co-operation with the Seller the Buyer makes sure that the requirements are unambiguous.
  Informs the Seller of reasons that are attributable to the latter and may result in the termination of business relations, early enough to allow the Seller to take the necessary measures in order to eliminate the said reasons.

4.  QUALITY CONTROL

        4.1  General

        The Seller shall run an effective quality system capable of assuring that the requirements will be fulfilled. Seller's quality system shall comply with the requirements of the international quality standard ISO 9000 (EN 29000) and Nokia Supplier Requirements. The Seller shall provide evidence of ISO 9000 certification, evidence of meeting the Nokia Supplier Requirements and permits system and process audits at his premises with reference to deliveries and related processes to the Buyer at any time.

        4.2  Process Control, Control Plan and quality metrics

              The Seller shall maintain or exceed process capability as validated in PV (Process Validation) and continuously improve these with the objective to continuously improve all process yields. A Control Plan shall reflect the prevailing process controls and shall be available for review upon Buyer's request. Seller shall to the extent and within the time frames requested by the Buyer have documented reports of quality metrics regarding both process and test measures readily available at the quarterly management meeting. Key quality metrics (see table below) of the Seller's manufacturing process(es) shall be communicated to the Buyer continuously on a quarterly basis or upon the Buyer's request.

        4.3  Design and Process Changes and Quality Plan

              The Seller shall communicate all design and process changes as they deviate from either DV (Design Validation) or PV (Process Validation) as described in the Nokia Design and Process Change Management Requirements For Microwave Module Suppliers. All such design and process changes shall be validated in agreement with the Buyer to maintain product reliability and capability as well as process capability. If there are major design or process changes the Seller shall on Buyer's request produce a Quality Plan for the redesign Product and/or related manufacturing process prior to validation of the change. The Quality Plan shall clearly state the criteria that will be employed when releasing items to the Buyer and when releasing items from any stage of the Seller's production to next including incoming material inspection criteria.

              In accordance with paragraph 3, the Parties must inform in writing each other of any modifications concerning electrical components and raw materials as defined in the Seller supplied Project Parts Lists. Both parties are under obligation to verify that the information provided is unambiguous and, in case ambiguities exist, to contact the other party without delay in order to straighten them out. If required, a sample must be submitted for approval.

5.  INCOMING MATERIAL INSPECTION AND TESTING AT BUYER

        The incoming Part inspection will be done according to the international standard IEC410 (MIL-STD 105 E) and the quality evaluation done against IPC-A-610 (class 2) and Nokia Networks Quality Requirements. The Buyer is entitled to perform a sampling plan according to the General inspection level II, single sample, AQL 1 for visual inspection. If the amount of defective products [*] in electrical incoming inspection or in the production test process, the Buyer is entitled to return the delivery lot at the Seller's expense. Refer to CLAUSE 12.

        The Buyer has the right to return all faulty Products, regardless of at which stage of production the fault has been detected. Refer to CLAUSE 12. When a reported result deviates from the quality level according to the incoming inspection plan, Seller shall, when requested, inform the Buyer of the measures that Seller has taken or will take in order to achieve the required quality level.

        5.1  Quality Complaint

        In case of complaint, the Buyer informs the Seller of the detected fault [defect] in writing as soon as possible from its detection. On this occasion, the Buyer and the Seller agree on the measures to be taken.

        Refer to CLAUSE 12 on returns.

6.  RELIABILITY

        The Seller's quality system shall clearly set out the procedures to be followed during the design and production of the product in order to prevent any departure from the Seller's internal reliability criteria.

        Seller shall analyze field data of MWU's provided by Buyer to verify that MTBF and Expected Lifetime for MWU's are within the specification. In the case that any adverse deviation from specification is identified Seller shall immediately start and implement all the necessary preventive and corrective actions for future shipments to meet expected lifetime and MTBF.

        If requested by the Buyer, the Seller shall provide a list of materials, which are used in the Product to the Buyer's component quality assurance personnel. If unreliable materials or components are found, the Seller shall make appropriate modifications to prevent any possible reliability problems.

        Refer to 4.3 Design and Process changes for reliability on design and process changes.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Quality metrics and monthly reports for MMIC co-operation partners

Process Phase	Metrics	Description	Target
Manufacturing phase	[*]	[*]	Refer to CP

Manufacturing phase	[*]	[*]	TRW Internal Targets TBD

Manufacturing phase	[*]	[*] [*] [*]	TBD TBD [*]

Delivery phase	[*]	[*] [*]	[*]

	[*]	[*]	[*]
Operation and Maintenance
	[*]	[*]	One month

	[*]	[*]	TBD

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchase Agreement 1201000
Appendix 4
Warranties and Support

1. WARRANTIES FOR SERVICES

1.1  Seller hereby gives a warranty for the services rendered under the Agreement for a period of [*] from the date of completion of the respective service.

1.2  The warranty does not cover defects caused by the installation of the Part by Buyer at Buyer's site, unless such installation is performed in accordance with the written instructions of Seller.

2. REPAIRS AND REPLACEMENTS WITHIN THE WARRANTY PERIOD

2.1   The defective Parts shall be delivered to Seller, at Seller's expense, for warranty repair or replacement by Buyer or its designee. Each repaired and/or replaced Part shall be delivered by Seller, at Seller's expense, to the address from which the Part was sent by Buyer, unless otherwise expressly requested by Buyer or its designee.

2.2  All repaired or replaced Parts shall be delivered to Buyer or its designee in accordance with Sections 16.4 and 16.5 of Clause 16 of the Agreement.

2.3  If Seller's evaluation indicates that that the Defect is of the kind not covered by the Agreement warranty, then Seller shall notify Buyer thereof in writing within a period of thirty (30) days after the Seller's receipt of the applicable Parts.

2.4  If a total recall of the Parts is found to be necessary, the recalled Parts can be sent back to Seller by Buyer or its customers and the repaired or replaced Parts shall be returned to the address, from which the recalled Parts were sent to Seller, unless otherwise expressly requested by Buyer or its customer. In case of such recall, Seller shall perform the repairs and/or retrofit required, and shall be liable for all costs accrued thereof, including without limitation any delivery charges.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5  If, during or after the Warranty Period, the repair and/or replacement of the Part and/or the delivery of the same to Buyer is not completed within the time periods defined in this Appendix 4, Buyer shall be credited by Seller [*] of the price of the Parts being repaired or replaced per each week, or part thereof, of delay. Provided that the amount to be credited by Seller shall not exceed [*] of the price of the Parts being repaired or replaced.

3. REPORTING OF THE REPAIRS AND REPLACEMENTS

3.1  Each delivery of the repaired or replaced Parts by Seller shall include a written repair report with the following information:

(1)  identification and the serial number of each repaired and replaced Part; and

(2)  detailed explanation of the repair actions performed by Seller on each Part; and

(3)  whether the repair or replacement performed by Seller falls under the warranty or not; and

(4)  the applicable price, if the repair/replacement performed outside the warranty.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.2  Each year Seller shall give four detailed, written service reports to Buyer. The reporting periods are:

    Q1          January.....March

    Q2          April.........June

    Q3          July.........September

    Q4          October...December

3.3  Each service report shall be presented by Seller to Buyer at the following quarterly management meeting.

3.4  The service report shall include:

(1)  the quantity of Parts repaired during the reporting period; and

(2)  the quantity of Parts replaced during the reporting period; and

(3)  the serial number of each repaired Part; and

(4)  the serial number of each replaced Part; and

(5)  the quantity of Parts waiting to be repaired or replaced; and

(5)  a detailed list of any frequent Defects detected; and

(6)  the average turn-around time for the repairs and replacements hereunder.

3.5  Any time upon request Seller shall be able to check and report to Buyer the status of any Part sent by Buyer to be repaired or replaced by Seller.

4. SPARE PARTS

4.1  Buyer may purchase spare parts in accordance with Clause 14 of the Agreement.

CONFIDENTIAL                                                                                                                                                                                                                                      Version 2.0.0
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Appendix 5

LOGISTICS APPENDIX

MADE AND ENTERED INTO BY AND BETWEEN

NOKIA NETWORKS OY / KARAMALMI PLANT

AND

ENDWAVE CORPORATION

ON

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Purchase Agreement 1201000
Appendix 5

CONTENTS

		Page
1	Scope and Objective	3

2	Forecasting	3
2.1	Forecast	3
2.2	Commitment to Forecast	3

3	Ordering Methods	4
3.1	Single Purchase Order	4

4	Delivery Notification Methods	4
4.1	Common Purchase Order	4

5	Flexibility	4

6	Buffer Stock and Allocation of Risk	4

7	Terms of Delivery	4

8	Packing List Requirements	4

9	Transportation	5

10	Return and Rejected Materials	6
10.1	Return Note	6
10.2	Compensation for Defective Parts	6
10.3	Return of Defective Parts	6

11	Invoicing	6

12	Reporting Oblications Of Seller	8

13	Final Provisions	8

Schedule 1	List of Parts, Methods for Forecasting, Ordering and Delivering, Flexibility and Buffers
Schedule 2	Commitment Schedule

CONFIDENTIAL
Purchase Agreement 1201000
Appendix 5

This LOGISTICS APPENDIX is made and entered into this __ day of _______, 200__ by and between

NOKIA NETWORKS OY, a company incorporated in Finland with its principal office at Keilalahdentie 4, 02150 Espoo, Finland (hereinafter referred to as the "LOCAL BUYER"),

AND

ENDWAVE CORPORATION, a company incorporated in California, United States with its principal office at 6425 Capitol Avenue, Diamond Springs, CA 95619, US (hereinafter referred to as the "SELLER").

The LOCAL BUYER and the SELLER may hereinafter be jointly referred to as the "Parties."

1  SCOPE AND OBJECTIVE

This Logistics Appendix is incorporated by reference into the Purchase Agreement entered into between the SELLER and Nokia Networks Oy (hereinafter referred to as "NOKIA") on __________ ___, 200__ (hereinafter referred to as "Purchase Agreement").

The object of this Logistics Appendix is to identify the procedures for forecasting, ordering, shipping and invoicing the Parts listed in Schedule 1 between LOCAL BUYER and SELLER in order to specify the procedures unique to that particular site which are not otherwise covered by the Purchase Agreement.

In case of any discrepancies between the Purchase Agreement and this Logistics Appendix, the text of the Purchase Agreement shall always prevail.

This Logistics Appendix shall not create any obligation for LOCAL BUYER to purchase any particular quantity of Parts from SELLER until a specific order has been placed for the Parts by LOCAL BUYER.

The Parties acknowledge that this Logistics Appendix does not govern the forecasting, ordering, shipping or invoicing logistics for any sites of BUYER or SELLER other than LOCAL BUYER's manufacturing sites Nokia Networks Oy, Karamalmi Plant, Karaniityntie 1, 02610 Espoo, Finland and SELLER's facilities EndWave Corporation, 6425 Capitol Avenue, Diamond Springs, CA 95619, US, or for the forecasting, ordering, shipping or invoicing for any parts other than those listed in Schedule 1.

2  FORECASTING

2.1  FORECAST

LOCAL BUYER agrees to provide from time to time in good faith a forecast of its anticipated purchasing needs to the SELLER, in order to permit the SELLER to plan for an adequate manufacturing capacity.

The forecast provided by the LOCAL BUYER to the SELLER shall not be regarded as binding upon the LOCAL BUYER under any circumstances, except as provided in Schedule 2.

The forecasting principles (e.g. existence, content, time period and method of the forecast) for each Part governed by this Logistics Appendix are contained in Schedule 1.

2.2  COMMITMENT TO FORECAST

Schedule 2 specifies the commitment to forecast for each Part governed by this Logistics Appendix.

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3  ORDERING METHODS

LOCAL BUYER may place orders for Parts by a single purchase order. Schedule 1 specifies the order method for each Part governed by this Logistics Appendix.

3.1  SINGLE PURCHASE ORDER

LOCAL BUYER may from time to time submit single purchase orders to SELLER which shall specify Part numbers, order quantities, delivery dates, delivery address and specific order number for the Parts to be ordered thereunder.

4  DELIVERY NOTIFICATION METHODS

LOCAL BUYER shall give delivery notification for Parts by the following methods:

        Common purchase order

Schedule 1 attached hereto specifies the delivery notification method for each Part governed by this Logistics Appendix.

4.1  COMMON PURCHASE ORDER

Under the Common Purchase Order method, LOCAL BUYER shall submit single purchase orders to SELLER for the purchase of Parts. SELLER shall deliver the ordered Parts on the date specified on the purchase order and in accordance with the terms and conditions specified in the Purchase Agreement.

Schedule 1 specifies the details for orders placed under the Common Purchase Order method.

5  FLEXIBILITY

SELLER is committed to maintain its ability to deliver the Parts according to the Flexibility Schedule agreed between LOCAL BUYER and SELLER and specified in Schedule 1. The flexibility requirements define the quantity of Parts above the given basic level the SELLER shall be ready to deliver. The given level can be based on LOCAL BUYER's manufacturing capacity, on LOCAL BUYER'S forecast, or as otherwise defined by LOCAL BUYER.

Schedule 2 specifies the basic level flexibility requirement and the flexibility requirements for each Part governed by this Logistics Appendix.

6  BUFFER STOCK AND ALLOCATION OF RISK

SELLER shall hold at their own expense Buffer Stock for the Parts in the quantities specified in Schedule 1.

7  TERMS OF DELIVERY

Terms of delivery between LOCAL BUYER and SELLER are FCA Loaded Diamond Springs, CA (INCOTERMS 2000).

The prices for the Parts are determined by Appendix 1 to the Purchase Agreement.

8  PACKING LIST REQUIREMENTS

All packaging must be barcoded as defined in NESS 0099B60 barcode specifications.

The packing list must include the following information:

        1.  SELLER's name and mailing address.

        2.  LOCAL BUYER's name and address:

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        delivery address.

        mailing and invoicing address.

        precise location (for example production line, door number or warehouse).

        3.  LOCAL BUYER purchasing order number (in written and barcode form).

        4.  LOCAL BUYER's order position (in written and barcode form).

        5.  Identification information for the goods:

        LOCAL BUYER code (in written and barcode form).

        Manufacturer type.

        6.  Item quantity (in written and barcode form).

        7.  Quantity of packages.

        8.  Terms of delivery (INCOTERMS 2000).

        9.  Date of consignment.

        10.  Production date or other traceable code (in written and barcode form).

        11.  Packing list number (in written and barcode form).

        12.  WO-number in subcontracting (in written and barcode form).

Only Parts sharing the same Part code may be packed together in a single package; however, the delivery package (Master carton) may contain several separately packed single-Part code packages, provided that the delivery package also conforms to the requirements set forth in this Logistics Appendix.

9  TRANSPORTATION

LOCAL BUYER's forwarding agents / transportation companies are listed below.

Factory Address	Forwarder / Transportation Company	Contact Details (Name, Telephone, Fax)

Nokia Networks Oy,	[*]	[*]
Karamalmi Plant,
Karaniityntie 1,
FIN-02610 Espoo, Finland

SELLER's forwarding agents / transportation companies are listed below.

Factory Address	Forwarder / Transportation Company	Contact Details (Name, Telephone, Fax)

EndWave Corporation	[*]
6425 Capitol Avenue,
Diamond Springs, CA 95619

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10  RETURN AND REJECTED MATERIALS

Defective Parts can be found upon or after the receipt of the Parts, or during or after the use of Parts in production.

10.1  RETURN NOTE

        The LOCAL BUYER shall issue a RETURN NOTE and send a copy to the SELLER.

            The RETURN NOTE shall include the following information:

LOCAL BUYER contact information
SELLER contact information
LOCAL BUYER's Non-Conforming Materials (NCM) reference number
Description of the returned material (LOCAL BUYER's part number & description)
Quantity of Parts returned
Description of the defect
Serial numbers of returned Parts (if applicable)
Total value of returned material and other expenses to be compensated by the SELLER
Reparation expenses to be compensated by the SELLER (if applicable)
Packing information (quantities, weights, dimensions)

10.2  COMPENSATION FOR DEFECTIVE PARTS

Compensation for defective Parts rejected by LOCAL BUYER shall be by Credit Note issued by SELLER. The Credit Note shall be issued within [*] of the Parts being returned to SELLER and shall correspond to LOCAL BUYER's Return Note, referencing the Non-Conforming Material (NCM) number contained therein.

At LOCAL BUYER's option, defective Parts rejected by LOCAL BUYER may be replaced by SELLER within [*] after receiving the Return Note. The replacement Parts shipped to LOCAL BUYER from SELLER shall be identified with the LOCAL BUYER's reference number.

10.3  RETURN OF DEFECTIVE PARTS

LOCAL BUYER shall return the defective Parts and the expense shall be billed directly to SELLER via its preferred carrier Emery .

11  INVOICING

The invoice shall include the following information:

  Invoicing address:

Please do not specify a person's name
Please specify "Nokia Networks Oy/LOCAL BUYER"
  Purchase order number(s) per line item
[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Terms of payment (days)
Bank
Name of bank
Account number
SELLERs contact information
Delivery or shipment day
Country of origin and despatch

                                  [FOR EU DELIVERIES ONLY]

Goods are in free circulation within the EU countries
or
Goods are not in free circulation within the EU countries
Description of goods:
LOCAL BUYER part number & description
SELLER's part number
Domestic invoices:
Tax free price
Added value tax and percentage
Taxable price
Invoicing currency and it's international abbreviation
VAT-code
SELLER's customer number for LOCAL BUYER
Bar code for domestic invoices (if applicable)
Shipment details:
Net and gross weight
Dimensions of each package
Number of packages
Terms of delivery (INCOTERMS 2000)
Waybill number
Forwarder and it's representative in the country of departure

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  Customs tariff code
  Packing list number

12  REPORTING OBLIGATIONS OF SELLER

SELLER shall submit the following reports to the LOCAL BUYER:

TYPE OF REPORT	REPORTING FREQUENCY
Delivery Accuracy	[*]
Buffer Levels and Stock on hand	[*]
Quality performance	[*]

13  FINAL PROVISIONS

13.1.  Any modifications or amendments to the text of this Logistics Appendix must be made in writing and signed by authorized representatives of both Parties. However, the Parties acknowledge that the Schedules are intended to be revised periodically and to the extent that such revisions do not conflict with the terms of the Purchase Agreement or the Logistics Appendix, updated versions of Schedules may be issued upon the signatures of authorized representatives of both Parties and without requiring a formal amendment either to this Logistics Appendix or to the Purchase Agreement.

13.2.  All times specified in this Logistics Appendix are based on LOCAL BUYER's time zone.

13.3.  This version 2.0.0, upon signature of both Parties, below, cancels and supercedes all prior versions of this Logistics Appendix or any forecast or commitment schedules issued with regard to the Parts covered by this Logistics Appendix.

	LOCAL BUYER:		SELLER:

	NOKIA NETWORKS OY		ENDWAVE CORPORATION

Karamalmi Plant
By:	/s/ Jarmo Alander	By:	/s/ Nick Ingrao

Title:	Jarmo Alander Materials Manager	Title:	Nick Ingrao Director, Wireless Programs

Date:	4 November 2000	Date:	3 November 2000

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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LIST OF PARTS, METHODS FOR FORECASTING, ORDERING AND DELIVERING, FLEXIBILITY AND BUFFERS

Schedule 1

Part Number	Description	Forecasting Existance	Content	Time Period	Frequency	Total	Commitment Existence	Ordering Ordering Method	Tool	Delivery Frequency	Lead Time/ Delivery Time	Packing Size/Lot Size	Flexibility Based On	Daily	Weekly	Monthly	Buffer Stock Minimum Qty
[*]

[*] Certain information in this exhibit has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

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COMMITMENT SCHEDULE

Schedule 2

[*]
[*]

Weeks	1	2	3	4	5	6	7	8	9	10

Forecast	[*]			[*]		[*]
Parameters
			[*]		[*]
Flexibility	[*]

Firm period of the forecast = Forecast defines the exact amount of the Parts to be delivered according to latest forecast.
Commitment period to the quantity of the Forecast = Forecast defines the amount of the Parts to be committed but not the delivery date.
Rescheduling Parameters define the time period when the Parts Inside the Commitment period shall be ordered at the latest.
Flexibility defines Local Buyer's commitment to the Part Forecast and Seller's commitment to maintain ability to delivery Parts above the Forecast.
A failure to meet the Endwave capacity commitment [*] by the difference between the amount accepted and amount committed to.

[*]

[*] Certain information in this exhibit has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

Purchase Agreement
6.0.0, 2/20002TT
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Appendix 7
Product Liability Insurance

Required Insurance Coverage

The insurance coverage required of all Component Part Suppliers of Notkia Telecommunications, Inc. are:

1.	Workers Compensation:	Statutory
	Employer's Liability:	[*] Disease per Employee Limit
[*] Disease per Policy Limit
[*] Limit per Accident Limit

2.	General Liability:	[*] General Aggregate Limit
[*] Products/Completed Operations Aggregate Limit
[*] Personal and Advertising Injury Limit
[*] Each Occurrence Limit
[*] Broad Form Property Damage Legal Liability Limit
[*] Medical Payments Limit

3.	Automobile Liability:	[*] per Occurrence Limit

4.	Umbrella Liability:	[*] per Occurrence Limit

NOKIA, its directors, officers, affiliates, and employees should be named as an additional insured on the General Liability, Automobile Liability and Umbrella Liability policies via the Certificate of Insurance. All insurance policies must be written on an occurrence basis. The insurance company or companies must be licensed, admitted insurers in the State of Texas and in the State(s) of Suppliers' operations. Each insurer must also meet the following minimum criteria: (i) A.M. Best rating of "A"; and (ii) Policyholders' Surplus Size VII.

The Certificate will provide that NOKIA will receive [*] notice for material change, reduction of limits, cancellation or nonrenewal of the policy or policies. The words "endeavor to" and the phrase "but failure to mail such notice shall impose no obligation or liability of any kind upon the company" must be deleted from the Cancellation wording on the Certificate.

The aforementioned insurance policies and limits in no way limit the Suppliers' liability to defend and indemnify NOKIA for negligent acts committed by the Supplier.

[*]	Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.